SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Giordano Investment Trust

Address of Principal Business Office:

                 135 Gorman Street
                 Annapolis, Maryland  21401-2535


Telephone:      410-224-6000

Agent for Service of Process:

                Julian G. Winters
                The Nottingham Company
                116 South Franklin Street
                Post Office Box 69
                Rocky Mount, North Carolina  27802-0069
                252-972-9922

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES /X/
                NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the 18th day of July, 2005.


[SEAL] Signature: Giordano Investment Trust


                                             By: /s/ Julian G. Winters
                                                 ___________________________
                                                 Julian G. Winters
                                                 Trustee


Attest:  /s/ Tracey L. Hendricks
         ___________________________
         Tracey L. Hendricks
Title:   Assistant Secretary